Exhibit 99
[LOGO]		News Release
First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Donald J. Swistowicz (630) 875-7460 www.firstmidwest.com
	TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST REPORTS ANOTHER RECORD QUARTER 3RD QUARTER UP 12.8% - NINE MONTHS UP 10.3% 3rd QUARTER 2001 HIGHLIGHTS:
o	Record EPS of $.53 vs. $.47 Last Year
o	Record ROAA of 1.47% vs. 1.30% Last Year
o	Net Interest Margin of 4.27% vs. 3.66% Last Year - Up 66 Basis Points YTD
o	Record Efficiency Ratio of 48.9% vs. 51.9% Last Year
o	Credit Quality Continues Stable

ITASCA, IL, OCTOBER 17, 2001 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today reported net income for the third quarter ended September 30, 2001 increased to a record $21.2 million, or $.53 per diluted share, as compared to 2000's like quarter of $19.4 million, or $.47 per diluted share, representing an increase of 12.8% on a diluted share basis. Performance for the current quarter resulted in a record annualized return on average assets of 1.47% as compared to 1.30% for the like quarter of 2000 and an annualized return on average equity of 18.6% as compared to 19.1% for the 2000 quarter.

For the nine months of 2001, net income likewise increased to a record $60.9 million, or $1.50 per diluted share, as compared to 2000's $56.1 million, or $1.36 per diluted share, representing an increase of 10.3% on a diluted share basis. Performance for the nine months of 2001 also resulted in a record annualized return on average assets of 1.42% as compared to 1.30% for the like period of 2000 and an annualized return on average equity of 17.8% as compared to 19.5% for the 2000 period.

Cash basis diluted earnings (which excludes amortization of goodwill and core deposit intangibles resulting from acquisitions) increased to $.55 per share for third quarter 2001 as compared to 2000's $.49, representing an increase of 12.2%. For the nine months of 2001, cash basis diluted earnings increased to $1.55 per share as compared to $1.41 for the 2000 period, representing an increase of 10.0%. On a cash basis, the annualized return on average assets (which excludes from average assets goodwill and core deposit intangibles) was 1.52% for third quarter 2001 as compared to 2000's 1.35%, while annualized return on average equity for third quarter 2001 was 19.14% as compared to 2000's 19.76%. For the nine months of 2001, cash basis annualized return on average assets increased to 1.47% as compared to 1.35% for the like 2000 period and annualized return on average equity of 18.35% compared to 20.21% for the 2000 period.

The lower return on average equity for the third quarter and nine months of 2001 as compared to 2000 is attributable to an approximate $39 million increase in total stockholders' equity at September 30, 2001 over the year-earlier level resulting from increased unrealized securities gains. As a result, book value per share as of September 30, 2001 was $11.64 vs. $10.21 a year ago, an increase of 14.0%.

Loan and Deposit Growth

Total average loans for the nine months of 2001 increased 6.4% over the 2000 period, while on a linked-quarter basis total average loans for third quarter 2001 grew by 2.4%. Loan growth continues across all three major categories of commercial, consumer and real estate with the largest increases on both a year-to-date and linked-quarter basis being experienced in the real estate category. Responsive to the slowing economy, intensified focus on sound underwriting and profitable pricing has been maintained at the expense of loan growth.

Total average deposits for the nine months of 2001 increased by some 2% over the 2000 period and were essentially unchanged on a linked-quarter basis. This modest core deposit growth coupled with the liquidity provided by the securities portfolio funded the quarter's loan growth while, at the same time, allowing continued reduction in higher cost wholesale funds, with the latter decreasing by 2.2% on a linked-quarter basis and by 15.2% for the nine months of 2001 as compared to the 2000 period.

Improvement In Net Interest Margin

Driven by continued loan growth and the series of Fed interest rate reductions, net interest margin for third quarter 2001 improved to 4.27% as compared to 4.04% and 3.77% in second and first quarter 2001, respectively. Also contributing to the stronger net interest margin were the growth in core deposits and reduction in higher cost wholesale funding, as described above. In sum, since troughing at 3.61% in fourth quarter 2000, margin has improved by 66 basis points year to date.

Noninterest Income And Expense

Factoring out the effect of net security gains, total noninterest income for the third quarter 2001 grew by 13.4% over 2000's like quarter while the nine months of 2001 grew by 11.4% over the prior year period. The year-over-year improvement for both the third quarter and nine month period was realized across all categories of noninterest income except for market sensitive (investment management) fees. Although improvement occurred in this category for the nine month period, the third quarter performance saw a modest decrease in market sensitive revenues related to the significant drop in equity prices during the quarter. Total noninterest expenses for third quarter 2001 increased by 5.3% from 2000's like quarter while on a linked-quarter basis they were virtually unchanged.

The combination of top line revenue growth and continued stringent cost controls resulted in efficiency ratios of 48.9% for third quarter 2001 and 50.2% for the nine month period, both representing record levels of performance and the first ever sub 50% achieved in this key ratio.

Credit Quality

Predictably, third quarter 2001 charge-offs were consistent with the continuing weakness the overall economy is experiencing. Thus, net loan charge-offs for third quarter were .49% of average loans, up from .21% for the like 2000 quarter and .34% for second quarter 2001, with increases being concentrated in the consumer and commercial real estate portfolios. Charge-offs for third quarter and nine months of 2001 were more than covered by loan loss provisions with provisions exceeding net charge-offs by $1 million for the quarter and $2.7 million for the nine months.

As a result of such provisioning, the ratio of the reserve for loan loss to total loans at September 30, 2001 was maintained at approximately 1.38% while the coverage ratio of the reserve for loan losses to nonperforming loans was maintained at approximately 223%, both consistent with the levels of the past six quarters. Similarly, the ratio of nonperforming loans to total loans at September 30, 2001 remained at .62%, again consistent with the level of the past many quarters.

Capital Management

First Midwest continued to repurchase its common stock during third quarter 2001 with approximately 857,000 shares being repurchased at an average price of approximately $32.36 per share. Since January 1, 2001 First Midwest has repurchased approximately 1.7 million shares of its common stock at an average price of $30.47 per share under current and prior authorizations. As of September 30, 2001 approximately 1.9 million shares remain under the 2.5 million share authorization approved by its Board of Directors on August 15, 2001. First Midwest has funded its share repurchases during 2001 with general operating funds and has no long or short term debt as of September 30, 2001.

As of September 30, 2001 First Midwest's Total Risk Based Capital and Tier 1 Risk Based Capital ratios were 10.77% and 9.68%, respectively, compared with the minimum "well capitalized" levels for regulatory purposes of 10% and 6%, respectively. First Midwest's Tier 1 Leverage Ratio as of such date was 7.64% and exceeded the regulatory minimum range of 3% - 5% required to be considered a "well capitalized" institution.

Outlook For Fourth Quarter 2001

First Midwest is comfortable with the current fourth quarter 2001 consensus estimate of $.53 per share. This guidance is based upon First Midwest's current assessment of general economic conditions and is qualified by the many uncertainties confronting it and its customers magnified by the unknown consequences related to the tragic events of September 11, 2001.

* * * * *

With assets of approximately $5.8 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through 71 offices located in more than 40 communities primarily in northern Illinois.

Safe Harbor Statement

Statements made in this Press Release which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and business of First Midwest, including, without limitation, (i) loan and deposit growth, net interest income and margin, wholesale funding sources, provision and reserve for loan losses, nonperforming loan levels and net charge-offs, noninterest income and expenses, and diluted earnings per share growth rates for 2001, and (ii) statements preceded by, followed by or that include the words "may", "would", "could", "should", "expects", "projects", "anticipates", "believes", "estimates", "plans", "intends", "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond First Midwest's control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, in addition to those contained in First Midwest's reports on file with the Securities and Exchange Commission: general economic or industry conditions, nationally and/or in the communities in which First Midwest conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, deposit flows, cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of First Midwest's loan and investment portfolios, changes in accounting principals, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting First Midwest's operations, products, services and prices.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. First Midwest does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Financial Statements and Tables
Accompanying this Press Release is the following unaudited financial data:

o Operating and Balance Sheet Highlights (1 page)

o Condensed Consolidated Statements of Condition (1 page)

o Condensed Consolidated Statements of Income (1 page)

o Selected Quarterly Information (1 page)

Press Release Available on Website

This Press Release and the accompanying unaudited financial data, as well as certain additional unaudited Selected Financial Information (totalling 3 pages), are available through the "Investor Relations" section on First Midwest's website at www.firstmidwest.com.

First Midwest Bancorp, Inc.	Press Release Dated October 17, 2001

Operating Highlights	Quarters Ended		Nine Months Ended
Unaudited - Accuracy and Completeness Not Guaranteed	September 30,		September 30,
($s in thousands except per share data)	2001	2000	2001	2000

Net interest income . . . . . . . . . . . . . . . . . . . . . . . . . . .	$ 53,279	$ 47,028	$ 150,532	$ 143,620
Provision for loan losses . . . . . . . . . . . . . . . . . . . . . . .	5,248	2,625	12,771	7,099
Noninterest income . . . . . . . . . . . . . . . . . . . . . . . . . .	17,238	16,263	51,433	46,530
Noninterest expense . . . . . . . . . . . . . . . . . . . . . . . . . .	36,884	35,036	108,696	109,369
Net income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$ 21,249	$ 19,402	$ 60,864	$ 56,105
Cash basis net income. . . . . . . . . . . . . . . . . . . . . . . . .	$ 21,898	$ 20,073	$ 62,865	$ 58,125

Diluted earnings per share. . . . . . . . . . . . . . . . . . . . . .	$ 0.53	$ 0.47	$ 1.50	$ 1.36
Return on average equity. . . . . . . . . . . . . . . . . . . . . . .	18.57%	19.10%	17.76%	19.51%
Return on average assets . . . . . . . . . . . . . . . . . . . . . .	1.47%	1.30%	1.42%	1.30%
Net interest margin . . . . . . . . . . . . . . . . . . . . . . . . . . .	4.27%	3.66%	4.03%	3.82%
Efficiency ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	48.92%	51.96%	50.20%	53.53%

Cash basis diluted earnings per share(1) . . . . . . . . . . . .	$ 0.55	$ 0.49	$ 1.55	$ 1.41
Return on average equity - cash basis(1). . . . . . . . . . .	19.14%	19.76%	18.35%	20.21%
Return on average assets - cash basis(1). . . . . . . . . . . .	1.52%	1.35%	1.47%	1.35%

Book value per share. . . . . . . . . . . . . . . . . . . . . . . . .	$ 11.64	$10.21	$ 11.64	$ 10.21
Quarterly dividend declared per share. . . . . . . . . . . .	$ 0.20	$0.18	$ 0.60	$ 0.54

(1) Excludes amortization of goodwill, core deposit premiums, and other intangibles, net of tax.

Balance Sheet Highlights
Unaudited - Accuracy and Completeness Not Guaranteed
(Amounts in thousands)		Sept. 30, 2001	Dec. 31, 2000	Sept. 30, 2000
Total assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .		$ 5,819,571	$ 5,906,484	$ 5,964,538
Total loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .		$ 3,448,248	$ 3,233,196	$ 3,298,646
Total deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .		$ 4,179,494	$ 4,252,205	$ 4,220,235
Stockholder's equity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .		$ 457,297	$ 446,723	$ 418,201
Period end shares outstanding . . . . . . . . . . . . . . . . . . . . . . . . . . .		39,287	40,866	40,951

First Midwest Bancorp, Inc.	Press Release Dated October 17, 2001

Condensed Consolidated Statements of Condition
Unaudited - Accuracy and Completeness Not Guaranteed	September 30,
($s in thousands)	2001	2000
Assets
Cash and due from banks. . . . . . . . . . . . . . . . . . . . . . . . . . .	$ 184,120	$ 163,392
Funds sold and other short-term investments. . . . . . . . . . .	14,728	14,243
Securities available for sale. . . . . . . . . . . . . . . . . . . . . . . . .	1,830,378	2,127,425
Securities held to maturity, at amortized cost. . . . . . . . . . .	87,014	43,063
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3,448,248	3,298,646
Reserve for loan losses. . . . . . . . . . . . . . . . . . . . . .. . . . . .	(47,745)	(45,049)
Net loans. . . . . . . . . . . . . . . . . . . . .	3,400,503	3,253,597
Premises, furniture and equipment. . . . . . . . . . . . . . . . . . . . .	77,698	80,989
Investment in corporate owned life insurance .. . . . . . . . .	133,412	114,714
Accrued interest receivable and other assets. . . . . . . .. . .	91,718	167,115
Total assets. . . . . . . . . . . . . . .	$ 5,819,571	$ 5,964,538
Liabilities and Stockholders' Equity
Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$ 4,179,494	$ 4,220,235
Borrowed funds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1,117,013	1,259,205
Accrued interest payable and other liabilities. . . . . . . . . . .	65,767	66,897
Total liabilities . . . . . . . . ... . .	5,362,274	5,546,337
Common stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	455	455
Additional paid-in capital. . . . . . . . . . . . . . . . . . . . . .	76,415	80,944
Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	524,662	476,626
Accumulated other comprehensive income (loss) . . . . . . . . .	16,695	(29,041)
Treasury stock, at cost . . . . . . . . . . . . . . . . . . . . . . . . . . .	(160,930)	(110,783)
Total stockholders' equity . . . . .	457,297	418,201
Total liabilities and stockholders' equity. . . . . . .	$ 5,819,571	$ 5,964,538

First Midwest Bancorp, Inc.	Press Release Dated October 17, 2001

Condensed Consolidated Statements of Income	Quarters Ended		Nine Months Ended
Unaudited - Accuracy and Completeness Not Guaranteed	September 30,		September 30,
($s in thousands except per share data)	2001	2000	2001	2000
Interest Income
Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$ 66,722	$ 72,143	$ 203,784	$ 205,571
Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	28,352	36,076	92,621	106,378
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	277	853	749	1,313
Total interest income. . . . . . . . . . . . . . . . . . . . . . . . . . . .	95,351	109,072	297,154	313,262
Interest Expense
Deposits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	31,762	41,158	108,113	112,198
Borrowed funds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	10,310	20,886	38,509	57,444
Total interest expense. . . . . . . . . . . . . . . . . . . . . . . . . . .	42,072	62,044	146,622	169,642
Net interest income . . . . . . . . . . . . . . . . . . . . . . . . . . . .	53,279	47,028	150,532	143,620
Provision for Loan Losses . . . . . . . . . . . . . . . . . . . . . . . .	5,248	2,625	12,771	7,099
Net interest income after provision for loan losses . . . .	48,031	44,403	137,761	136,521
Noninterest Income
Service charges on deposit accounts . . . . . . . . . . . . . . . . . .	6,062	5,495	17,643	15,980
Trust and investment management fees. . . . . . . . . . . . . . . .	2,589	2,677	7,910	7,835
Other service charges, commissions, and fees. . . . . . . . . . .	4,924	3,979	13,819	11,761
Corporate owned life insurance income . . . . . . . . . . . . . . . .	1,935	1,494	6,222	4,371
Securities gains, net . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	55	1,111	757	1,054
Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1,673	1,507	5,082	5,529
Total noninterest income. . . . . . . . . . . . . . . . . . . . . . . . .	17,238	16,263	51,433	46,530
Noninterest Expense
Salaries and employee benefits. . . . . . . . . . . . . . . . . . . . . . .	19,519	18,319	57,054	57,451
Occupancy expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3,459	3,411	11,392	10,177
Equipment expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	1,872	2,084	5,715	6,041
Technology and related costs. . . . . . . . . . . . . . . . . . . . . . . .	2,594	2,581	7,693	8,297
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	9,440	8,641	26,842	27,403
Total noninterest expense. . . . . . . . . . . . . . . . . . . . . . . .	36,884	35,036	108,696	109,369
Income before taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	28,385	25,630	80,498	73,682
Income tax expense. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	7,136	6,228	19,634	17,577
Net Income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	$ 21,249	$ 19,402	$ 60,864	$ 56,105
Diluted Earnings Per Share. . . . . . . . . . . . . . . . . . . . .	$ 0.53	$ 0.47	$ 1.50	$ 1.36
Cash Basis Diluted Earnings Per Share. . . . . . . . . . .	$ 0.55	$ 0.49	$ 1.55	$ 1.41
Dividends Declared Per Share. . . . . . . . . . . . . . . . . . .	$ 0.20	$ 0.18	$ 0.60	$ 0.54
Weighted Average Diluted Shares Outstanding . . . .	40,095	41,313	40,636	41,338

First Midwest Bancorp, Inc.		Press Release Dated October 17, 2001
Selected Quarterly Information

Key Financial Data
Unaudited - Accuracy and Completeness Not Guaranteed	Year to Date			Quarters Ended
	9/30/01	9/30/00	9/30/01	6/30/01	3/31/01	12/31/00	9/30/00
Net interest income. . . . . . . . . . . . . . . . . . . . . . .	$ 150,532	$ 143,620	$ 53,279	$ 50,365	$ 46,888	$ 45,991	$ 47,028
Provision for loan losses. . . . . . . . . . . . . . . . . . .	12,771	7,099	5,2448	4,065	3,458	1,995	2,625
Noninterest income. . . . . . . . . . . . . . . . . . . . . . .	51,433	46,530	17,238	17,269	16,926	16,668	16,263
Noninterest expense. . . . . . . . . . . . . . . . . . . . . . .	108,696	109,369	36,884	36,719	35,093	35,047	35,036
Net income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	60,864	56,105	21,249	20,291	19,324	19,435	19,402
Cash basis net income . . . . . . . . . . . . . . . . . . . . .	$ 62,865	$ 58,125	$ 21,898	$ 20,977	$ 19,990	$ 20,109	$ 20,073

Diluted earnings per share . . . . . . . . . . . . . . . . . .	$ 1.50	$ 1.36	$ 0.53	$ 0.50	$ 0.47	$ 0.47	$ 0.47
Return on average equity . . . . . . . . . . . . . . . . . . .	17.76%	19.51%	18.57%	17.65%	17.06%	18.25%	19.10%
Return on average assets. . . . . . . . . . . . . . . . . . . .	1.42%	1.30%	1.47%	1.41%	1.36%	1.31%	1.30%
Net interest margin. . . . . . . . . . . . . . . . . . . . . . . .	4.03%	3.82%	4.27%	4.04%	3.77%	3.61%	3.66%
Efficiency ratio. . . . . . . . . . . . . . . . . . . . . . . . . . .	50.20%	53.53%	48.92%	50.46%	51.35%	51.77%	51.96%

Cash basis diluted earnings per share(1) . . . . . . .	$ 1.55	$ 1.41	$ 0.55	$ 0.51	$ 0.49	$ 0.49	$ 0.49
Return on average equity - cash basis(1). . . . . . .	18.35%	20.21%	19.14%	18.25%	17.65%	18.88%	19.76%
Return on average assets - cash basis(1) . . . . . . .	1.47%	1.35%	1.52%	1.47%	1.41%	1.36%	1.35%

Book value per share . . . . . . . . . . . . . . . . . . . . . .	$ 11.64	$ 10.21	$ 11.64	$ 11.29	$ 11.43	$ 10.93	$ 10.21
Dividends per share. . . . . . . . . . . . . . . . . . . . . . .	$ 0.60	$ 0.54	$ 0.20	$ 0.20	$ 0.20	$ 0.20	$ 0.18

(1) Excludes amortization of goodwill, core deposit premiums, and other intangibles, net of tax.

Asset Quality
Unaudited - Accuracy and Completeness Not Guaranteed	Year to Date			Quarters Ended
($s in thousands)	9/30/01	9/30/00	9/30/01	6/30/01	3/31/01	12/31/00	9/30/00
Nonaccrual loans . . . . . . . . . . . . . . . . . . . . . . . . .	$ 21,425	$ 20,313	$ 21,425	$ 20,518	$ 22,453	$ 19,849	$ 20,313
Foreclosed real estate. . . . . . . . . . . . . . . . . . . . . .	3,651	2,467	3,651	2,425	1,246	1,337	2,467
Loans past due 90 days and still accruing. . . . . . .	6,117	6,217	6,117	5,187	5,339	7,045	6,217
Nonperforming loans to loans . . . . . . . . . . . . . . .	0.62%	0.62%	0.62%	0.61%	0.68%	0.61%	0.62%
Nonperforming assets to loans
Plus foreclosed real estate . . . . . . . . . . . . . .	0.73%	0.69%	0.73%	0.68%	0.72%	0.65%	0.69%
Reserve for loan losses to loans. . . . . . . . . . . . . .	1.38%	1.37%	1.38%	1.38%	1.39%	1.39%	1.37%
Reserve for loan losses to nonperforming loans .	223%	222%	223%	228%	202%	227%	222%
Provision for loan losses . . . . . . . . . . . . . . . . . . .	$ 12,771	$ 7,099	$ 5,248	$ 4,065	$ 3,458	$ 1,995	$ 2,625
Net loan charge-offs. . . . . . . . . . . . . . . . . . . . . .	10,119	4,695	4,208	2,781	3,130	1,951	1,688
Net loan charge-offs to average loans. . . . . . . . .	0.41%	0.20%	0.49%	0.34%	0.39%	0.23%	0.21%